NorthWestern Corporation d/b/a NorthWestern Energy 11 East Park Street Butte, Montana 59701 www.northwesternenergy.com
NorthWestern Energy names Bleau LaFave vice president of asset management and business development
Sioux Falls, S.D./Butte, Mont. – June 5, 2023 – NorthWestern Corporation d/b/a NorthWestern Energy (Nasdaq: NWE) announces that Director of Long-Term Resources Bleau LaFave will succeed Curt Pohl as vice president of asset management and business development.
The change will be effective June 16.
Pohl, who joined the company in 1986, is retiring. He served on the executive team for 25 years.
“Curt has made our company a stronger team through his dedicated leadership,” said NorthWestern Energy President and CEO Brian Bird.
LaFave holds a bachelor of science degree in mechanical engineering and joined the company in 1996 as a project engineer. Since joining NorthWestern Energy, he has served in many operational and administrative functions. He was named director of long-term resources in 2003.
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NorthWestern Energy - Delivering a Bright Future
NorthWestern Energy provides essential energy infrastructure and valuable services that enrich lives and empower communities while serving as long-term partners to our customers and communities. We work to deliver safe, reliable, and innovative energy solutions that create value for customers, communities, employees, and investors. We do this by providing low-cost and reliable service performed by highly-adaptable and skilled employees. We provide electricity and / or natural gas to approximately 764,200 customers in Montana, South Dakota, Nebraska, and Yellowstone National Park. We have provided service in South Dakota and Nebraska since 1923 and in Montana since 2002.

Investor Relations Contact: Travis Meyer (605) 978-2967 travis.meyer@northwestern.com	Media Contact: Jo Dee Black (866) 622-8081 jodee.black@northwestern.com